Filed pursuant to Rule 424(b)(3)

Registration No. 333-206626

PROSPECTUS SUPPLEMENT NO. 2

STICKER SUPPLEMENT

to Prospectus dated

October 30, 2015

GWG HOLDINGS, INC.

This “Prospectus Supplement No. 2—Sticker Supplement to Prospectus dated October 30, 2015,” supplements our prospectus dated October 30, 2015 and our earlier issued Prospectus Supplement No. 1 dated November 12, 2015 (collectively referred to simply as our “prospectus”). You should read this sticker supplement together with the prospectus since the information contained herein supplements the information contained in the prospectus. Capitalized terms contained in this sticker supplement have the same meanings as in the prospectus unless otherwise stated herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the prospectus and its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is November 25, 2015

NOTE OF EXPLANATION

GWG Holdings, Inc. has prepared this prospectus sticker supplement to substitute new subscription instructions affecting direct settlements with the Company, including a new mailing address and new check payment and wire instructions, as listed below. Other than the material set forth below under the caption “How to Purchase Redeemable Preferred Stock,” this prospectus sticker supplement does not supplement or alter the prospectus in any way.

HOW TO PURCHASE REDEEMABLE PREFERRED STOCK

If, after carefully reading this entire prospectus, obtaining any other information requested and available, and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase Redeemable Preferred Stock, you may purchase of Redeemable Preferred Stock through DTC (Depository Trust Company) settlement or direct settlement with the Company.

For DTC settlement, your broker-dealer must be a participant in the DTC system. In such a case, you can place an order for the purchase of Redeemable Preferred Stock through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds will be placed to facilitate your purchase in this offering. Orders will be executed by your broker-dealer electronically and you must coordinate with your broker-dealer’s registered representative to pay the full purchase price for the Redeemable Preferred Stock by the final settlement date. Orders may be placed at any time, and the final settlement date will be the date on which your purchase is accepted and consummated, which we anticipate will ordinarily occur on a monthly basis. You will be credited with ownership of shares of Redeemable Preferred Stock on the settlement date. Your purchase price for the Redeemable Preferred Stock purchased in this way will not be held in escrow.

When settling a purchase directly with the Company, you will send your completed and executed Subscription Agreement, together with your subscription amount, to our transfer agent, Securities Transfer Corp., at the address listed below. Your subscription amount should be paid through a certified check or personal check payable to the order of “Securities Transfer Corp. Agent for GWG Holdings, Inc.” In lieu of paying by check, you may wire your subscription amount to the accounts referenced below.

Securities Transfer Corp.
2591 Dallas Parkway, Suite 102
Frisco, TX 75034

Please make checks payable to “Securities Transfer Corp. Agent for GWG Holdings, Inc.”

WIRE INSTRUCTIONS
Domestic Incoming Wires:

Texas Bank & Trust Company

300 East Whaley Street

Longview, TX 75601

ABA/Routing# 111923238

Account# 574589

Account Name:  Securities Transfer Corp. Agent for GWG Holdings, Inc.

International Incoming Wires:

Receiving Bank:

Frost National Bank

100 W Houston

San Antonio, TX 78205

Swift Address:  FRSTUS44

Beneficiary Bank:

Texas Bank & Trust Company

300 East Whaley Street

Longview, TX 75601
Account# 111923238

For Further Credit to:

Account Name: Securities Transfer Corp. Agent for GWG Holdings, Inc.

Account# 574589

If you are working with a broker-dealer or other investment professional, your broker-dealer or professional will gather and send in the required information on your behalf, and may facilitate your payment of the subscription amount. Once we have received your subscription amount and required documentation, we will either reject or accept your subscription. Once accepted, we will have immediate access to your subscription amount and we will issue you, in book-entry form, the shares of Redeemable Preferred Stock you have purchased.